TECO ENERGY GROUP
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                  1996 Amendment and Restatement


SECTION 1.  PURPOSE AND EFFECTIVE DATE

     The purpose of this plan is to provide key executives of the Company and its subsidiaries with additional retirement income by supplementing the retirement benefits provided under the retirement plan. The effective date of this plan as herein amended and restated is October 16, 1996.

SECTION 2.  DEFINITIONS

     This section contains definitions of terms used in the plan. Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

     2.1 Annual earnings will have the same meaning as in the retirement plan, except that the same will be determined without regard to (a) any dollar limitation on such annual earnings that may be imposed under the retirement plan or (b) any reduction in taxable income as a result of voluntary salary reduction deferrals under the TECO Energy Group Retirement Savings Excess Benefit Plan.

     2.2 Average annual earnings of a participant as of his retirement date means the average of his annual earnings during whichever of the following periods yields the highest average: (a) the 36 consecutive months of active employment preceding the retirement date (or all months of employment if less than 36), or (b) any three consecutive calendar years out of the five calendar years preceding the retirement date. Bonuses are included as compensation for the period in which paid, provided that if more than three regular annual bonuses are paid in any 36 consecutive month period, only the largest three bonuses will be counted.

     2.3  Board shall mean the Board of Directors of the Company.

     2.4 Change in control of the company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

          (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (b) during any period of 24 consecutive months (not including any period prior to the effective date of this plan), individuals who at the beginning of such period constitute the board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (a), (c) or (d) of this Subsection 2.4) whose election by the board or nomination for election by the stockholders of the company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires 30% or more of the combined voting power of the Company's then outstanding securities; or

          (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     2.5 Committee means the retirement plan committee as constituted under the retirement plan.

     2.6 Company means TECO Energy, Inc. and any successor to all or a major portion of its assets or business which assumes the obligations of the Company under this plan.

     2.7 Disability income plan means the TECO Energy Group Disability Income Plan, as amended from time to time.

     2.8 Early retirement age is exactly ten years before the age specified in the table in Section 2.10.

     2.9  Employer will have the same meaning as in the retirement plan.

     2.10 Normal retirement age for purposes of this plan is exactly three years before the age specified in the following table:

Calendar year
 of birth               Specified age

     before 1938        65 exactly
      1938              65 and 2 months
      1939              65 and 4 months
      1940              65 and 6 months
      1941              65 and 8 months
      1942              65 and 10 months
     1943 through 1954  66 exactly
      1955              66 and 2 months
      1956              66 and 4 months
      1957              66 and 6 months
      1958              66 and 8 months
      1959              66 and 10 months
     after 1959         67 exactly

          2.11 Participant means each employee of an employer who has satisfied the eligibility requirements set forth in Section 3 hereof.

         2.12 Plan means the TECO Energy Group Supplemental Executive Retirement Plan, as set forth in this plan instrument, and as it may be amended from time to time.

         2.13 Retirement means a participant's termination of employment from an employer on or after (a) he has reached his normal retirement age, (b) he has reached his early retirement age and completed five years of service, or (c) a change in control of the Company has occurred.

          2.14 Retirement plan means the TECO Energy Group Retirement Plan, as amended from time to time.

          2.15 Service will have the same meaning as "plan service" in the retirement plan.

         2.16 Social Security benefit of a participant as of his retirement date (the "computation date") means the primary insurance amount to which he is or would be entitled, payable under Title II of the Social Security Act as in effect on such date, based on the assumptions: (a) that no changes in the benefit levels payable or the wage base under Title II occur after the computation date; (b) if the computation date falls on or after the date when he reaches his early retirement age and before the date when he reaches his normal retirement age, that his annual earnings during the calendar year in which the computation date falls and any subsequent calendar year before the year in which his normal retirement age falls is zero; (c) if the computation date falls before the date when he reaches his early retirement age, that his annual earnings during the calendar year in which the computation date falls and during each subsequent calendar year before the calendar year in which his normal retirement age falls is equal to his rate of annual earnings on the computation date; (d) that payment of his primary insurance amount begins for the month after he reaches normal retirement age, or his retirement date if later, without reduction or delay because of future gainful employment or delay in applying for benefits; and (e) that the participant's earnings for calendar years before the calendar year in which the computation date falls will be determined using his actual earnings history if available, and otherwise by applying a six percent retrospective salary scale to the employee's rate of annual earnings in effect on the computation date. The social security benefit of a participant who retires after the age specified in the table in Section 2.10 will include any delayed retirement credit.

          2.17 Survivor income plan means the TECO Energy Group Survivor Income Plan, as amended from time to time.

SECTION 3.  PARTICIPATION

         Any active employee of an employer who is elected as an officer by such employer's board of directors is covered by this plan and is eligible to receive benefits hereunder if he falls in one of the following categories, provided that he is not covered by another supplemental executive retirement plan or arrangement of the Company or any employer:

          (a) he is in salary grade level five or above, and his participation hereunder is requested by the Vice President - Human Resources and approved by the Chief Executive Officer of the Company; or

          (b) he is in a salary grade level below five, and his participation hereunder is requested by the Vice President - Human Resources and approved by the Chief Executive Officer of the Company and the Compensation Committee of the Board.

SECTION 4.  RETIREMENT BENEFITS

          4.1 Retirement at or after normal retirement age. Subject to the reductions described in Section 7.1 below, each eligible officer who retires on or after attaining normal retirement age will receive a supplemental monthly pension equal to one-twelfth of the following: three percent of his average annual earnings multiplied by his years of service up to a maximum of 20 years. A participant's retirement benefit hereunder will be calculated using his years of service and average annual earnings as of the actual date of his retirement.

         4.2 Retirement after early retirement age but before normal retirement age. A participant who retires on or after attaining early retirement age but before attaining normal retirement age and who has completed five years of service will receive a supplemental monthly pension equal to one-twelfth of the amount determined using the formula in Section 4.1 above, multiplied by an early retirement factor determined under the following table:

 Years by which the       Early
start of payments precedes retirement
normal retirement age      *factor

          7                .65
          6                .70
          5                .75
          4                .80
          3                .85
          2                .90
          1                .95

          *Interpolate for completed months.

          Notwithstanding the foregoing, in the event of a change in control of the Company a participant who subsequently retires on or after attaining early retirement age but before normal retirement age will receive the benefits provided under this Section 4.2 whether or not he has completed five years of service.

          4.3 Effect of change in control prior to attainment of early retirement age. In the event of a change in control of the Company prior to the attainment of early retirement age by any participant, such participant will receive upon his retirement thereafter a supplemental monthly pension equal to one-twelfth of the amount determined using the formula in Section 4.1 above, multiplied by an early retirement factor determined under the following table:

 Years by which the      Early
start of payments precedesretirement
normal retirement age    *factor

        30                .10
        29                .11
        28                .12
        27                .13
        26                .14
        25                .15
        24                .16
        23                .17
        22                .18
        21                .20
        20                .21
        19                .23
        18                .25
        17                .27
        16                .30
        15                .32
        14                .35
        13                .38
        12                .41
        11                .45
        10                .49
         9                .54
         8                .59

          *Interpolate for completed months.

          4.4  Form of Payment.

               (a) Normal form of retirement benefits. The normal form of retirement benefit payable to a participant under the plan is a life annuity. Benefits payable in the normal form will begin on the first day of the month coinciding with or next following the date of a participant's retirement.

               (b) Optional lump sum benefit. In lieu of the normal form of benefit, a participant may elect to receive payment of his benefit in the form of a commuted single sum payment that is the actuarial equivalent of the normal form of benefit (including the value of the post-retirement surviving spouse benefit under Section 5.2(c)). Actuarial equivalence will be based on the actuarial assumptions specified from time to time in the retirement plan for lump sum payments. A participant's election to receive a lump sum payment will be effective only with respect to a retirement occurring at least 12 months after the date the participant submits the election, provided that elections submitted on or before May 1, 1997 will be immediately effective.

          4.5 Enhanced benefits for certain retirees. Certain retirees have been provided enhanced retirement benefits as set forth in Schedule A hereto.

SECTION 5.  SURVIVING SPOUSE BENEFIT

          5.1 Eligibility. The surviving spouse of a deceased participant will receive the surviving spouse benefit if:

               (a) the participant dies (i) during employment with an employer on or after he has completed at least five years of service and his combined age and years of service total 50 or more, or (ii) after retirement; and

               (b) the spouse and the deceased participant were married to each other for at least the 12 months preceding the participant's date of death and, in the case of a participant who dies after retirement, were married to each other on the participant's date of retirement.

          5.2 Amount of surviving spouse benefit. Subject to the reductions described in Section 7.2 below, the benefit provided under the plan to the surviving spouse of a participant will be determined as follows.

               (a) Pre-retirement before normal retirement age. If a participant dies during employment with an employer and before his normal retirement age, his surviving spouse will receive a monthly survivor income payment equal to 50% percent of the participant's monthly projected retirement benefit. A participant's monthly projected retirement benefit is the monthly benefit he would have received at normal retirement age under Section 4.1 calculated using the number of years of service he would have had if he had continued in employment with an employer until normal retirement age and his average annual earnings determined as of his date of death.

               (b) Pre-retirement on or after normal retirement age. If the participant dies during employment with an employer on or after his normal retirement age, his surviving spouse will receive a monthly survivor income payment equal to 50 percent of his monthly retirement benefit earned under
Section 4.1 using his number of years of service and his average annual earnings as of his date of death.

               (c) Post-retirement. If a participant dies on or after his date of retirement, his surviving spouse will receive a monthly survivor income payment equal to 50 percent of the monthly benefit payment he was receiving at his death (or would have received if he had survived until the first payment date).

          5.3 Form and time of surviving spouse benefit. Surviving spouse benefits under this Section 5 will be payable only in the form of a life annuity to the surviving spouse. Benefit payments will begin on the first day of the month on or after the date of the participant's death.

          5.4 Death benefit where lump sum paid. If a participant received a lump sum payment of his benefit under Section 4.4(b), no surviving spouse benefit or other death benefit will be payable under the plan to any person.

SECTION 6.  DISABILITY

          6.1 Service during disability. A participant who suffers a total disability, as defined in the disability income plan, will continue to be credited with service as if he were actively employed by an employer during his period of total disability. If such a participant does not return to active service with an employer, his benefit under Section 4 will be calculated using his average annual earnings as of his disability date, his total service including service credited under the preceding sentence, and his primary social security benefit calculated as of the date of his disability.

          6.2 Period of disability. A participant's date of disability is his last day of work for his employer before becoming unable to continue working because of his total disability. A period of total disability of a participant will begin on his disability date and will end on the earlier of the last day of the month in which his final disability income payment is due under the disability income plan or on the date he retires hereunder and starts receiving benefit payments.

          6.3 Death while disabled. If a participant dies while disabled, his surviving spouse will, if eligible, receive the pre-retirement surviving spouse benefit determined under Section 5.2(a) or (b).

          6.4 No duplication of benefits. A participant may not receive benefits under this plan at any time when he is receiving disability income benefits under the disability income plan.

SECTION 7.  OFFSET FOR OTHER PAYMENTS

          7.1 Retirement benefit offsets. The retirement benefit of a participant will be reduced (but not below zero) by the following payments, with such reductions starting when such benefits are assumed to begin: (a) 100% percent of the social security benefit of the participant assuming such benefit begins on the later of his normal retirement age or his actual retirement, and (b) the amount of his benefit payments under the retirement plan (converted to a life annuity if such payments are in an optional form), assuming such payments begin on the later of his early retirement age or his actual retirement.

          7.2 Death benefit offsets. The benefit of a surviving spouse will be reduced (but not below zero) by the following payments: (a) payments under the survivor income plan, and (b) payments under the retirement plan.

SECTION 8.  BENEFITS NOT CURRENTLY FUNDED

          8.1 No funding. Nothing in this plan will be construed to create a trust or to obligate the Company or any other employer to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any participant or any other person rights to any specific assets of the Company or of any other employer or entity.

          8.2 Grantor trust. Notwithstanding Section 8.1, the Company has established a grantor trust of which it is treated as the owner under Section 671 of the Internal Revenue Code.

SECTION 9.  ADMINISTRATION

          The plan will be administered by the committee, which will have full power and authority to construe, interpret and administer the plan. Decisions of the committee will be final and binding on all persons. The committee may, in its discretion, adopt, amend, and rescind rules and regulations relating to the administration of the plan.

SECTION 10.  RIGHTS NON-ASSIGNABLE

          No participant, surviving spouse, or any other person will have any right to assign or otherwise to alienate the right to receive payments under the plan, in whole or in part.

SECTION 11.  EXCESS BENEFIT PLAN

          This plan will supersede any obligation to pay to participants excess plan benefits under the excess benefit plan contained in the retirement plan, as such plan may be amended from time to time; no excess plan benefits will be payable under such excess benefit plan to participants.

SECTION 12.  AMENDMENT OR TERMINATION

          The Company reserves the right at any time by action of the board to terminate the plan or to amend its provisions in any way. In addition, if the retirement plan is terminated, this plan will automatically terminate also as of the same effective date. Notwithstanding the foregoing, no termination or amendment of the plan may reduce the benefits payable under the plan to any person with respect to a participant whose employment with his employer was terminated before such termination or amendment and no termination or amendment may reduce the benefits to be paid with respect to a participant on the date of such termination or amendment below the amount which such participant would have received if his employment had terminated on the date before such termination or amendment.

          EXECUTED as of October 16, 1996.

                                   TECO ENERGY, INC.


                                   By:________________________________
                                        Roger A. Dunn
                                      Vice President - Human Resources
                            SCHEDULE A

                   Enhanced Retirement Benefits


A.1.     David N. Campbell and G. Pierce Wood.  The retirement benefits of David
N. Campbell and G. Pierce Wood are to be calculated as though each had continued in employment until age 62 with annual earnings equal to the rate of earnings in effect on his date of termination of employment.

A.2.      1994-95 Early Retirement Window.

          (a) The retirement benefits of each of the following participants are to be calculated by using the factors set forth below:

Name                     Increase in Age          Increase in Service

William T. Snyder   3 years, 8 months        n/a

Robert T. Tomczak   3 years                  3 years

Fred W. Maggard     4 years                  4 years

R.D. Cornwell       4 years                  4 years

          (b) Average annual earnings for each of Philip G. Flood and John G. Graham is to be calculated using the three consecutive calendar years out of the five calendar years preceding the date of retirement which yield the highest average.

A.3. Larry D. Noland. The retirement benefit of Larry D. Noland is to be calculated as though he were age 62 1/2 on his retirement date, resulting in an increase in the benefit otherwise payable under the plan of $1,062.93 per month.